Exhibit 5.1

[OPPENHEIMER WOLFF & DONNELLY LLP LETTERHEAD]

September 21, 2009

Northern Technologies International Corporation

4201 Woodland Road

Circle Pines, MN  55014

Re:                             Registration Statement on Form S-3

Registration No. 333-153891

Ladies and Gentlemen:

We are acting as counsel to Northern Technologies International Corporation, a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of 480,000 shares (the “Shares”) of common stock, par value $0.02 per share, of the Company (the “Common Stock”) pursuant to the registration statement on Form S-3, Registration No. 333-153891, filed by the Company with the Securities and Exchange Commission (the “Commission”) on October 7, 2008, and amended pursuant to Pre-Effective Amendment No. 1 thereto on January 15, 2009 (as amended, the “Registration Statement”). The prospectus dated January 16, 2009 filed with the Registration Statement is hereinafter referred to as the “Base Prospectus.” The prospectus supplement dated September 18, 2009, in the form filed with the Commission under Rule 424(b) promulgated under the Securities Act of 1933, as amended, is hereinafter referred to as the “Prospectus Supplement.” The Shares are to be sold to institutional investors pursuant to subscription agreements dated as of September 18, 2009 (the “Subscription Agreements”).

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

a.             The Registration Statement, the Base Prospectus and the Prospectus Supplement.

b.             Executed copies of the Subscription Agreements.

c.             The Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on January 29, 2009 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

d.             The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

e.             Resolutions of the Board of Directors of the Company adopted at a meeting held on September 11, 2009 and resolutions of the Pricing Committee of the Board of Directors of the Company adopted at a meeting held on September 17, 2009, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the creation and issuance by the

Company of the Shares, the execution and delivery of the Subscription Agreements, and other related matters.

In acting as counsel for the Company and arriving at the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Documents and such other records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinion expressed herein.  In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

We assume for purposes of this opinion that the Registration Statement and any amendment thereto will remain effective during the period when the Shares are offered, sold or issued.

Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that the Shares have been duly authorized by the Company and, when issued and sold in accordance with the terms of the Subscription Agreements and as contemplated in the Registration Statement, the Base Prospectus and the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

This opinion is limited to the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the federal laws of the United States of America and the internal laws of the State of Minnesota, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws.  We disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative opinion.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated September 18, 2009, which is incorporated by reference in the Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Base Prospectus, the Prospectus Supplement, and in any amendment or supplement thereto.  In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.  This opinion is expressed as of the date hereof, unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Oppenheimer Wolff & Donnelly LLP